EXHIBIT 10.2
FIRST AMENDMENT TO THE SHAREHOLDERS AGREEMENT

This Amendment, dated as of June 30, 2006 (this “First Amendment”), to the Shareholders Agreement, dated as of March 20, 2006 (the “Agreement”), is by and among Trico Marine Services (Hong Kong) Limited, a limited liability company duly organized and validly existing under the laws of Hong Kong (“Trico”), China Oilfield Services Limited, a corporation duly organized and validly existing under the laws of the PRC (“COSL”), COSL-Hong Kong Limited, a limited liability company duly organized and validly existing under the laws of Hong Kong and wholly-owned by COSL (“COSLHK”) and Eastern Marine Services, Limited, a limited liability company duly organized and validly existing under the laws of Hong Kong (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Agreement.

RECITALS

WHEREAS, the Shareholders set forth their respective rights and obligations in connection with the ownership and management of the Company and their cooperation concerning the business of the Company and the provisions of the Services to customers in the Territory in the Agreement;

WHEREAS, the Shareholders desire to amend their Agreement concerning certain Definitions, Capitalization, Subscription, Capital Contributions and the anticipated Closing Date set forth in the Agreement;

NOW, THEREFORE, following friendly consultations on the basis of mutual benefit and equality, and in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.  Novation from COSL to COSLHK.

1.1
Notwithstanding any provision to the contrary in the Agreement, COSL assigns all of its rights and interests in, to and under the Agreement to COSLHK with effect from March 20, 2006 and Trico and the Company hereby consent to such assignment.

1.2
Notwithstanding any provision to the contrary in the Agreement, COSL transfers by novation all of its obligations in, to and under the Agreement to COSLHK with effect from March 20, 2006 and Trico and the Company hereby consent to such transfer.

1.3
Trico and the Company hereby release and discharge COSL from further performance of its obligations under or in respect of the Agreement and from all claims and liabilities in respect thereof and accept the liability of COSLHK in place of COSL and are bound by the terms of and undertake to perform their respective obligations in, to and under the Agreement.

2.  Article I - Section 1.1. Definitions. The definition “Closing Date” under Section 1.1 shall be deleted in its entirety and the following definitions shall be inserted under Section 1.1:

“Escrow Agent” means HSBC Bank U.S.A., N.A. or an escrow agent that is mutually agreed by COSLHK and Trico.

“Escrow Agreement” shall have the meaning set forth in Section 3.2(b) of this Agreement.

“Initial Closing Date” means June 16, 2006, or a date that is mutually agreed to by the parties to this Agreement. .

“Second Closing Date” means January 1, 2008, or a date that is mutually agreed to by the parties to this Agreement.

3.  Article III - Section 3.1. Capitalization; Subscription. Section 3.1 of Article III of the Agreement shall be deleted and replaced in its entirety by the following:

“3.1 Capitalization; Subscription

a.  . The total authorized capital of the Company as of the date hereof is HK$1,000,000, divided into one million (1,000,000) ordinary shares (“Shares”), each Share having a par value of HK$1.00. Each of the Shares shall have the same voting and other rights and privileges, except as otherwise specified in this Agreement and the Organizational Documents. COSLHK shall subscribe for 510,000 Shares, representing 51% of the issued and outstanding Shares, and Trico shall subscribe for 490,000 Shares, representing 49% of the issued and outstanding Shares, in consideration of their respective Capital Contributions on the Initial Closing Date and/or the Second Closing Date.”

4.  Article III - Section 3.2. Capital Contributions. Section 3.2 of Article III of the Agreement shall be deleted and replaced in its entirety by the following:

“3.2 Capital Contributions.

(a)  The total amount of Capital Contributions of the Company shall initially be forty-one million US Dollars (US$41,000,000) (such amount, the “Total Capital Contribution”), which shall include US$38,000,000 in fixed assets and US$3,000,000 in working capital. The Total Capital Contribution shall comprise the following Capital Contributions (each a “Capital Contribution”) by each of the Major Shareholders:

(i)  COSLHK Contribution. As consideration for its Shares, COSL shall on the Closing Date make its Capital Contribution in cash in the amount of twenty million nine hundred ten thousand US Dollars (US$20,910,000).

(ii)  Trico Contribution. As consideration for its Shares, Trico shall make its Capital Contribution in kind in the amount of twenty million ninety thousand US Dollars (US$20,090,000) by contributing and assigning to the Company (either directly or effectively by contract) all of its rights, title and interest in the Trico Vessels, free from encumbrances, listed on Annex 1(a) and Annex 1(b) on each of the Initial and Second Closing Dates, respectively, which shall include all vessel spares parts assigned to such vessels of not less than seven hundred forty thousand US Dollars (US$740,000) as of the Initial and Second Closing Date, whichever the case may be. The Parties agree and acknowledge that the total value of the Trico Vessels has been established and is thirty-eight million US Dollars (US$38,000,000). Accordingly, the Parties agree that, in addition to its Shares, Trico shall receive:

a.
On the Initial Closing Date, cash from the Company in the amount of fourteen million four hundred and forty-two thousand US Dollars (US$14,442,000) in exchange for its contribution of the Trico Vessels listed on Annex 1(a). The parties acknowledge that the cash amount received by Trico shall be in partial consideration for the following Trico Vessels: Northern Genesis, Northern Mariner, Northern Chaser and Northern Comrade; and

b.
On the Second Closing Date (defined below), cash from the Company in the amount of three million and four hundred and sixty-eight thousand US Dollars (US$3,468,000) less the bareboat fee of the Trico Vessels listed on Annex 1(b) from Initial Closing Date through December 31, 2007 in exchange for its contribution of the Trico Vessels listed on Annex 1(b). Notwithstanding the foregoing, the Parties agree that should the Second Closing Date not occur on the date set forth in Section 3.2(a)(iii) below, the cash amount to be received by Trico shall be mutually agreed upon by the Parties.

The aggregate amount of cash received by Trico constitutes the difference between the value of the Trico Vessels and Trico’s Capital Contribution less the foresaid bareboat fee. If the Initial Closing Date occurs on June 16, 2006, the bareboat fee shall be US$2,140,380. If not, the bareboat fee shall be calculated at the day rate of US$3,795 from the actual Initial Closing Date through the later of (i) December 31, 2007 and (ii) the end of any existing charter contract term for such vessel.

(iii) Closing Date. The Initial Closing Date shall occur on the date that is mutually agreed by COSLHK and Trico. The Second Closing Date shall occur on January 1, 2008.”

(b) On the Initial Closing Date, the following events shall occur in the following sequence:

(i)
Trico shall deliver to the Company all the bills of sale and all the sale and purchase agreements of the Trico Vessels listed on Annex 1(a) so that the Trico Vessels listed on Annex 1(a) can be validly and legally transferred from Trico or its Affiliates to the Company and all the requisite documents (including, in respect of Amite River, Flint River, Red River, Sun River and White River, the applications for deletion of registration issued by the Coast Guard in the United States) necessary for the registration of Amite River, Flint River, Red River, Sun River and White River at the registry in the Commonwealth of Dominica, for the change of ownership of Willow River at the registry in the Commonwealth of Dominica, for the change of ownership of Northern Mariner and Northern Chaser at the registry in the United Kingdom and for the change of ownership of Northern Genesis and Northern Comrade at the registry in Norway, all in the name of the Company in accordance with the laws of the respective jurisdictions.

(ii)
Trico shall deliver to the Escrow Agent, in escrow subject to terms and conditions acceptable to COSLHK, Trico and the Escrow Agent, all the bills of sale and all the sale and purchase agreements of the Trico Vessels listed on Annex 1(b) so that the Trico Vessels listed on Annex 1(b) can be validly and legally transferred from Trico or its Affiliates to the Company and all the requisite documents (including application for deletion of registration to the Coast Guard in the United States) necessary for the registration of such Trico Vessels listed on Annex 1(b) in the name of the Company at the registry in the Commonwealth of Dominica in accordance with the laws of the respective jurisdictions.

(iii)	COSLHK shall transfer to the Company the sum of seventeen million four hundred forty two thousand US Dollars (US$17,442,000) in immediately available funds;

(iv)
COSLHK shall transfer to the Escrow Agent as nominee of the Company the sum of three million four hundred sixty eight thousand US Dollars (US$3,468,000) less the bareboat fee as stipulated in Article 3.2(a)(ii)b in immediately available funds which shall be held by the Escrow Agent in escrow subject to terms and conditions acceptable to COSLHK, Trico and the Escrow Agent and set forth in the Escrow Agreement by and amongst Trico, the Escrow Agent and the Company (the “Escrow Agreement”);

(v)
the Company shall pay fourteen million four hundred forty-two thousand US Dollars (US$14,442,000) to Trico as the excess capital contribution made by Trico to the Company on the Initial Closing Date; and

(vi)
the Company shall issue and allot 510,000 Shares and 490,000 Shares to COSLHK and Trico respectively and deliver to COSLHK and Trico the certificates representing such numbers of Shares in their respective names.

(c) Trico Vessels listed on Annex 1(a) shall be validly vested in the Company free from encumbrances within two (2) months of the Initial Closing Date.
(d) On the Second Closing Date, Trico, COSLHK and the Company shall cause the Escrow Agent to release the sum and the documents held in escrow in accordance with the terms and conditions set forth in the Escrow Agreement.

5. Annex 1 to the Agreement. Annex I to the Agreement shall be deleted and replaced in its entirety by Annex 1(a) and Annex 1(b) attached and incorporated by reference hereto.

6. Annex 3(B) to the Agreement. Annex 3(B) to the Agreement shall be deleted and replaced in its entirety by Annex 3(B) attached and incorporated by reference hereto.

7. Article II - Section 2.3. Vessel Bareboat Principles. Section 2.3(b) of the Agreement shall be deleted and replaced in its entirety by the following:

“(b) Trico Charters Outside of the Territory. Trico shall enter into bareboat charter arrangements with the Company in respect of the Trico Vessels indicated on Annex 3(B) for operations to be conducted outside of the Territory, such bareboat charters to commence on the Initial Closing Date and to terminate on the later of (i) the end of any existing charter contract term for such vessel (including any applicable charterer-elected contractual option periods); and (ii) the bareboat end of term date specified with respect to such vessel on Annex 3(B). All such charter contracts shall be based on the BIMCO Model Form Bareboat Charter Agreement attached as Annex 5 hereto and shall include pricing terms as set forth on Annex 3(B).

8. Article V - Section 5.2 Board of Directors: Term and Vacancies. Section 5.2 of the Agreement shall be deleted and replaced in its entirety by the following:

“5.2 Board of Directors: Term and Vacancies. The Company shall be governed by a Board composed of six (6) directors, of which the Shareholders agree three (3) shall be nominated by COSLHK and three (3) by Trico. The Directors shall be elected by the Shareholders for a term of office of three (3) years. A Director whose term of office expires may be re-elected. Should any casual vacancy occur in the membership of the Board of Directors, the Board of Directors shall appoint the person nominated by the Shareholder that nominated the Director whose departure created such vacancy. Within 30 days following the end of the term of office for the initial Chairman and Vice-Chairman (and thereafter for each successor Chairman and Vice-Chairman), the Shareholders shall discuss and agree upon a successor Chairman and Vice-Chairman. The initial Board members, Chairman and Vice-Chairman are listed on Annex 4. Each Shareholder may replace one or more Directors appointed by it at any time upon written notice to the other Parties of such appointment or replacement.”

9. Article V - Section 5.13. Senior Officers. In accordance with the parties’ desire to reduce the number of Trico nominees for Senior Officers during the first 36 months commencing on the Initial Closing Date, section 5.13 is hereby deleted and replaced in its entirety by the following:

“5.13 Senior Officers. The Company shall have the following senior officers: Co-Chief Executive Officers, one (1) Executive Vice President, and one (1) Chief Financial Officer. During the first thirty-six (36) months commencing on the Initial Closing Date, the Major Shareholders agree to direct their respective Directors to vote for Trico’s nominee for the position of Co-Chief Executive Officer and to vote for the COSLHK’s nominees for the positions of Co-Chief Executive Officer and Executive Vice President. The Trico nominee serving as Co-Chief Executive Officer shall manage the Company’s operations within the Territory and the COSLHK nominee as Co-Chief Executive Officer shall manage the Company’s operations in PRC. The position of Chief Financial Officer shall be agreed and appointed by the Board.

The Co-Chief Executive Officers shall report to the Board and shall have responsibility for the day-to-day management and operation of the Company. The Co-Chief Executive Officers shall act upon the instructions of the Board, executing its resolutions.

The senior officers shall act in accordance with the laws and regulations of Hong Kong. No senior officer shall hold a post concurrently with other economic organizations, nor shall any senior officer be engaged (in whatever capacity) in any other economic organizations which are in commercial competition with the Company.

Each Co-Chief Executive Officer, the Executive Vice President, and the Chief Financial Officer may be dismissed at any time by a decision of the Board. Should either Co-Chief Executive Officer, the Executive Vice President, or the Chief Financial Officer violate any law or be derelict in their duties, the Board may dismiss them.

Unless otherwise decided by the Board, the term of office for all senior personnel (each Co-Chief Executive Officer, the Executive Vice President, and Chief Financial Officer) shall be three (3) years.”

10. Annex 4 to the Agreement. Annex 4 to the Agreement shall be deleted and replaced in its entirety by Annex 4 attached and incorporated by reference hereto.

11. Effect of Amendment. Except as expressly set forth herein, the terms and conditions of the Agreement shall remain in effect and binding on each party. Nothing herein shall be deemed to entitle either party to a consent to, or a waiver, amendment, modification or other change of, any of the other terms, conditions, obligations, or agreements contained in the Agreement. Neither this First Amendment nor any provision hereof may be waived, amended or modified except by a written amendment signed by both parties.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed and delivered as of the date first written above.

Eastern Marine Services Limited By: Name: Title:	Trico Marine Services (Hong Kong) Limited By: Name: Trevor Turbidy Title: Director
COSL Hong Kong By: Name: Title:	China Oilfield Services Limited By: Name: Title: